Filed Pursuant to Rule 433
Registration Statement No. 333-133985
July 3, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class I-P, Class II-P, Class I-X, Class II-X, Class I-LT-R, Class II-LT-R, Class I-R and Class II-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Related Mortgage Pool	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Interest Rate Formula or Interest Rate (on or until related Initial Optional Termination Date)(3)(5)	Interest Rate Formula or Interest Rate (after related Initial Optional Termination Date)(4)(5)	Principal Type	Certificate Guaranty Insurance Policy	Interest Type	Initial Certificate Ratings(8)
									S&P	Moody’s
I-AIO	1	(6)	0.930%	6.250% minus LIBOR	6.000% minus LIBOR	Senior, Inverse Interest Only	No	Variable Rate	AAA	Aaa
I-A1-1	1	$370,108,000	5.440%	LIBOR plus 0.120%	LIBOR plus 0.240%	Super Senior	No	Variable Rate	AAA	Aaa
I-A1-2	1	$ 10,000,000	5.410%	LIBOR plus 0.090%	LIBOR plus 0.180%	Super Senior	Yes	Variable Rate	AAA	Aaa
I-A2	1	$142,759,000	5.540%	LIBOR plus 0.220%	LIBOR plus 0.440%	Super Senior	No	Variable Rate	AAA	Aaa
I-A3	1	$ 68,738,000	5.600%	LIBOR plus 0.280%	LIBOR plus 0.560%	Super Senior	No	Variable Rate	AAA	Aaa
I-A4-1	1	$ 56,034,000	5.520%	LIBOR plus 0.200%	LIBOR plus 0.400%	Senior Support	Yes	Variable Rate	AAA	Aaa
I-A4-2	1	$ 9,700,000	5.640%	LIBOR plus 0.320%	LIBOR plus 0.640%	Senior Support	No	Variable Rate	AAA	Aaa
I-M1	1	$ 24,161,000	5.770%	LIBOR plus 0.450%	LIBOR plus 0.675%	Subordinated	No	Variable Rate	AA+	Aa1
I-M2	1	$ 13,039,000	5.870%	LIBOR plus 0.550%	LIBOR plus 0.825%	Subordinated	No	Variable Rate	AA	Aa2
I-M3	1	$ 8,053,000	6.070%	LIBOR plus 0.750%	LIBOR plus 1.125%	Subordinated	No	Variable Rate	AA	Aa3
I-M4	1	$ 7,286,000	6.320%	LIBOR plus 1.000%	LIBOR plus 1.500%	Subordinated	No	Variable Rate	AA-	A1
I-M5	1	$ 7,670,000	6.570%	LIBOR plus 1.250%	LIBOR plus 1.875%	Subordinated	No	Variable Rate	A+	A2
I-M6	1	$ 6,136,000	7.070%	LIBOR plus 1.750%	LIBOR plus 2.625%	Subordinated	No	Variable Rate	A	A3
I-M7	1	$ 6,519,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	No	Variable Rate	A-	Baa1
I-M8	1	$ 4,985,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	No	Variable Rate	BBB+	Baa2
I-M9	1	$ 4,985,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	No	Variable Rate	BBB	Baa3
II-AIO	2	(7)	1.680%	7.000% minus LIBOR	7.000% minus LIBOR	Senior, Inverse Interest Only	No	Variable Rate	AAA	Aaa
II-A1	2	$ 92,263,000	5.480%	LIBOR plus 0.160%	LIBOR plus 0.320%	Super Senior	No	Variable Rate	AAA	Aaa
II-A2	2	$ 34,000,000	7.500%	7.500%	7.500%	Super Senior	No	Fixed Rate	AAA	Aaa
II-A3	2	$ 44,811,000	5.620%	LIBOR plus 0.300%	LIBOR plus 0.600%	Senior Mezzanine	No	Variable Rate	AAA	Aaa
II-A4	2	$ 19,008,000	5.770%	LIBOR plus 0.450%	LIBOR plus 0.900%	Senior Support	No	Variable Rate	AAA	Aaa
II-M1	2	$ 5,394,000	5.970%	LIBOR plus 0.650%	LIBOR plus 0.975%	Subordinated	No	Variable Rate	AA+	Aa1
II-M2	2	$ 4,820,000	6.020%	LIBOR plus 0.700%	LIBOR plus 1.050%	Subordinated	No	Variable Rate	AA+	Aa2
II-M3	2	$ 2,869,000	6.170%	LIBOR plus 0.850%	LIBOR plus 1.275%	Subordinated	No	Variable Rate	AA+	Aa3
II-M4	2	$ 7,805,000	6.220%	LIBOR plus 0.900%	LIBOR plus 1.350%	Subordinated	No	Variable Rate	AA	N/R
II-M5	2	$ 1,951,000	6.570%	LIBOR plus 1.250%	LIBOR plus 1.875%	Subordinated	No	Variable Rate	AA-	N/R
II-M6	2	$ 4,591,000	7.070%	LIBOR plus 1.750%	LIBOR plus 2.625%	Subordinated	No	Variable Rate	A	N/R
II-M7	2	$ 1,492,000	7.070%	LIBOR plus 1.750%	LIBOR plus 2.625%	Subordinated	No	Variable Rate	A-	N/R
II-M8	2	$ 3,443,000	7.070%	LIBOR plus 1.750%	LIBOR plus 2.625%	Subordinated	No	Variable Rate	BBB	N/R
II-M9	2	$ 1,721,000	7.070%	LIBOR plus 1.750%	LIBOR plus 2.625%	Subordinated	No	Variable Rate	BBB-	N/R
_____________________
(1)	These balances are approximate as described in the prospectus supplement.
(2)	Reflects the interest rate as of the June 29, 2007 closing date.
(3)
Reflects the interest rate formula or interest rate up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans in pool 1 or pool 2, as applicable, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)
Reflects the interest rate formula for the group 1 certificates and the Class I-AIO Certificates after the option to purchase the mortgage loans in pool 1 is not exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” Reflects the interest rate formula for the group 2 certificates after the option to purchase the mortgage loans in pool 2 is not exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The interest rates for the Class II-AIO and Class II-A2 Certificates will not change if the option to purchase the mortgage loans in pool 2 is not exercised by the master servicer on the earliest possible distribution date.

(5)
Each interest rate or interest rate formula, other than with respect to the Class II-A1 Certificates, is subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”

(6)
The Class I-AIO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest up to and including the distribution date in April 2012 on a notional amount equal to the total principal balance of the Class I-A1-1, Class I-A1-2, Class I-A2, Class I-A3, Class I-A4-1 and Class I-A4-2 Certificates immediately before the related distribution date, at an interest rate equal to the lesser of (1) the applicable annual rate described above and (2) the product of (i) the excess, if any, of (a) the pool 1 net funds cap rate over (b) the weighted average interest rate of the Class I-A1-1, Class I-A1-2, Class I-A2, Class I-A3, Class I-A4-1 and Class I-A4-2 Certificates and (ii) a fraction, the numerator of which is the actual number of days in the related accrual period and the denominator of which is 30, subject to a minimum interest rate of 0.000%. After the distribution date in April 2012, the Class I-AIO Certificates will no longer be entitled to payments of any kind. The initial notional amount for the first distribution date will equal $657,339,000.

(7)
The Class II-AIO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount equal to the total principal balance of the Class II-A1, Class II-A3 and Class II-A4 Certificates immediately before the related distribution date at an interest rate equal to the lesser of (1) the applicable annual rate described above and (2) the product of (i) the excess, if any, of (a) the pool 2 net funds cap rate over the weighted average interest rate of the Class II-A1, Class II-A3 and Class II-A4 Certificates and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related accrual period, subject to a minimum interest rate of 0.000%. The initial notional amount for the first distribution date will equal $156,082,000.

(8)	The designation “N/R” means that the specified rating agency will not rate that class of certificates.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
I-AIO	DD	0 day	30/360	April 25, 2012	April 25, 2012	$1,000,000(6)	$1	525237 AF0
I-A1-1	DD	0 day	Actual/360	July 25, 2037	September 25, 2009	$25,000	$1	525237 BF9
I-A1-2	DD	0 day	Actual/360	July 25, 2037	September 25, 2009	$25,000	$1	525237 BG7
I-A2	DD	0 day	Actual/360	July 25, 2037	December 25, 2012	$25,000	$1	525237 AB9
I-A3	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$25,000	$1	525237 AC7
I-A4-1	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$25,000	$1	525237 BH5
I-A4-2	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$25,000	$1	525237 BJ1
I-M1	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$100,000	$1	525237 AG8
I-M2	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$100,000	$1	525237 AH6
I-M3	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$100,000	$1	525237 AJ2
I-M4	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$100,000	$1	525237 AK9
I-M5	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$100,000	$1	525237 AL7
I-M6	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$100,000	$1	525237 AM5
I-M7	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$100,000	$1	525237 AN3
I-M8	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$100,000	$1	525237 AP8
I-M9	DD	0 day	Actual/360	July 25, 2037	December 25, 2013	$100,000	$1	525237 AQ6
II-AIO	CM	24 day	30/360	July 25, 2037	June 25, 2015	$1,000,000(6)	$1	525237 AV5
II-A1	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$25,000	$1	525237 AR4
II-A2	CM	24 day	30/360	July 25, 2037	June 25, 2015	$25,000	$1	525237 AS2
II-A3	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$25,000	$1	525237 AT0
II-A4	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$25,000	$1	525237 AU7
II-M1	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$100,000	$1	525237 AW3
II-M2	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$100,000	$1	525237 AX1
II-M3	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$100,000	$1	525237 AY9
II-M4	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$100,000	$1	525237 AZ6
II-M5	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$100,000	$1	525237 BA0
II-M6	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$100,000	$1	525237 BB8
II-M7	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$100,000	$1	525237 BC6
II-M8	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$100,000	$1	525237 BD4
II-M9	DD	0 day	Actual/360	July 25, 2037	June 25, 2015	$100,000	$1	525237 BE2

(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.
CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.
(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or on June 25, 2007, for the first interest accrual period) and ending on the day immediately preceding the related distribution date.

24 day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs.
(3)
The final scheduled distribution date for the offered certificates (other than the Class I-AIO Certificates) is based upon the first distribution date following the distribution date of the last scheduled payment of the latest maturing mortgage loan in the related mortgage pool, as further described in the prospectus supplement. For the Class I-AIO Certificates, the final scheduled distribution date is based upon the last distribution date on which such certificates are entitled to receive payments of any kind.

(4)
The expected final distribution date, based upon (a) a constant prepayment rate of 30% per annum (with respect to the mortgage loans in pool 1) and 25% per annum (with respect to the mortgage loans in pool 2), as described under “Yield, Prepayment and Weighted Average—Weighted Average Life”, (b) the applicable modeling assumptions for the related mortgage pool used in the prospectus supplement, as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (c) assuming the option to purchase the mortgage loans for the related mortgage pool is exercised by the master servicer at the applicable earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.
(6)	Notional amount.